UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):
October 22, 2014   (October 20, 2014)

Rite Aid Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-5742	23-1614034
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

30 Hunter Lane, Camp Hill, Pennsylvania 17011
(Address of principal executive offices, including zip code)

(717) 761-2633
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01          Other Events

On October 20, 2014, Enio A. Montini, Executive Vice President of Merchandising of Rite Aid Corporation (the “Company”), entered into a pre-arranged stock trading plan (the “Montini 10b5-1 Plan”) to exercise his options to purchase a limited number of shares of the Company’s common stock, par value $1.00 per share (“Common Stock”), and to sell the shares acquired on exercise for personal financial management purposes.

On October 20, 2014, Frank G. Vitrano, Senior Executive Vice President and Chief Administrative Officer of the Company, entered into a pre-arranged stock trading plan (the “Vitrano 10b5-1 Plan”, and together with the Montini 10b5-1 Plan, the “Plans”) to exercise his options to purchase a limited number of shares of Common Stock and to sell the shares acquired on exercise for personal financial management purposes.

The Montini 10b5-1 Plan allows for the exercise of options to purchase a maximum of 309,275 shares of Common Stock if the Common Stock reaches specified market prices during the period commencing December 22, 2014 and continuing until the options to purchase all 309,275 shares have been exercised and the acquired shares sold, or September 18, 2015, whichever occurs first.  The shares acquired upon exercise will be sold contemporaneously with the exercise.

The Vitrano 10b5-1 Plan allows for the exercise of options to purchase a maximum of 1,070,181 shares of Common Stock if the Common Stock reaches specified market prices during the period commencing December 22, 2014 and continuing until the options to purchase all 1,070,181 shares have been exercised and the acquired shares sold, or June 18, 2015, whichever occurs first.  The shares acquired upon exercise will be sold contemporaneously with the exercise.

The Plans were designed to comply with the guidelines specified in Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended, which permit persons to enter into a pre-arranged plan for buying or selling Company stock at a time when such person is not in possession of material, nonpublic information about the Company.  Messrs. Montini and Vitrano will continue to be subject to the Company’s stock ownership guidelines, and the sales contemplated by the Plans will not reduce Messrs. Montini’s or Vitrano’s ownership of Common Stock below the levels required by the guidelines.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   October 22, 2014

By:	/s/ Marc A. Strassler
	Name:	Marc A. Strassler
	Title:	Executive Vice President,
General Counsel and Secretary